    As filed with the Securities and Exchange Commission on January 25, 1994



                                                      Registration No. 33- 51097

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 _____________


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933

                                 ______________

                       SMITH'S FOOD & DRUG CENTERS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

         DELAWARE                                            87-0258768
(State or Other Jurisdiction of                            (I.R.S. Employer
Incorporation or Organization)                            Identification No.)

                            1550 SOUTH REDWOOD ROAD
                          SALT LAKE CITY, UTAH  84104
                                 (801) 974-1400
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                 ______________

                             MICHAEL C. FREI, ESQ.
                            1550 SOUTH REDWOOD ROAD
                          SALT LAKE CITY, UTAH  84104
                                 (801) 974-1494
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)
                                 ______________

                                with copies to:

JOHN A. GARRATY, JR., ESQ.                                  JOEL S. KLAPERMAN, ESQ.
Kelley Drye & Warren                                            Shearman & Sterling
101 Park Avenue                                                599 Lexington Avenue
New York, New York  10178                                 New York, New York  10022

                                 ______________

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: From time to time, as determined by market conditions, after the effective date of this registration statement.
         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /
         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /x/
                                 ______________


         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.
================================================================================

PROSPECTUS  (SUBJECT TO COMPLETION)

ISSUED JANUARY 25, 1994


                       SMITH'S FOOD & DRUG CENTERS, INC.

                           PASS THROUGH CERTIFICATES
                      ___________________________________


         Up to $300,000,000 aggregate principal amount of Pass Through Certificates (the "Certificates") (or such greater amount if Certificates are issued at an original issue discount as shall result in aggregate proceeds of $300,000,000) may be offered for sale from time to time pursuant to this Prospectus and related Prospectus Supplements (as defined below). Certificates may be issued in one or more series in amounts, at prices and on terms to be determined at the time of the offering. In respect of each offering of Certificates, a separate Smith's Food & Drug Centers Pass Through Trust for each series of Certificates being offered (each, a "Trust") will be formed pursuant to the Pass Through Trust Agreement (the "Basic Agreement") and the supplement thereto (a "Trust Supplement") relating to such Trust between Smith's Food & Drug Centers, Inc. (the "Company") and Wilmington Trust Company (the "Pass Through Trustee"), as trustee under each Trust. Each Certificate in a series will represent a fractional undivided interest in the related Trust and will have no rights, benefits or interest in respect of any other Trust. The property of each Trust will consist of notes issued (a) on a nonrecourse basis by the trustees of an owner trust (each, an "Owner Trustee") pursuant to separate leveraged lease transactions to finance or refinance a portion of the cost to such Owner Trustee or Owner Trustees of one or more real properties, including improvements thereon (each, a "Leased Property" and collectively, the "Leased Properties"), which have been or will be leased to the Company (the "Leased Property Notes"), or (b) with recourse to the Company to finance or refinance all or a portion of the cost of one or more real properties, including improvements thereon (each, an "Owned Property" and collectively, the "Owned Properties" and, together with the Leased Properties, each, a "Property" and collectively, the "Properties"), which have been or will be purchased and owned by the Company (the "Owned Property Notes" and, together with the Leased Property Notes, the "Notes").


         Certain specific terms of the particular Certificates in respect of which this Prospectus is being delivered are set forth in the accompanying Prospectus Supplement (the "Prospectus Supplement") including, where applicable, the specific designation, form, aggregate principal amount, initial public offering price and distribution dates relating to such Certificates, the Trust or Trusts relating to such Certificates, the Notes to be purchased by such Trust or Trusts, the Properties relating to such Notes, the leveraged lease transactions or financing arrangements, as the case may be, relating to such Notes and other special terms relating to such Certificates and the net proceeds from the offering of such Certificates. If so specified in the applicable Prospectus Supplement, the Certificates may be issued in accordance with a book-entry system in registered form only.


         Notes may be issued in respect of a Property in one or more series, each series having its own interest rate and final maturity date. A Trust will purchase all of each series of Notes relating to each Property and having an interest rate equal to the interest rate applicable to the Certificates issued by such Trust and maturity dates occurring on or before the final distribution date applicable to such Certificates. Interest paid on the Notes held in each Trust will be passed through to the holders of the Certificates relating to such Trust on the dates and at the rate per annum set forth in the Prospectus Supplement relating to such Certificates until the final distribution date for such Trust. Principal paid on the Notes held in each Trust will be passed through to the holders of the Certificates relating to such Trust in scheduled amounts on the dates set forth in the Prospectus Supplement relating to such Certificates until the final distribution date for such Trust.



         The Notes issued with respect to each Property will be secured by a mortgage on such Property and, in the case of each Leased Property, by a security interest in the lease relating to such Leased Property, including the right to receive rentals payable in respect of such Leased Property by the Company. Although neither the Certificates nor the Leased Property Notes will be direct obligations of, or guaranteed by, the Company, the amounts unconditionally payable by the Company pursuant to the lease related to each Leased Property will be sufficient to pay in full when due all payments required to be made on the related Leased Property Notes.

                        _______________________________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.
                        _______________________________
         The Certificates may be sold to or through underwriters, through dealers or agents or directly to purchasers. The accompanying Prospectus Supplement sets forth the names of any underwriters, dealers or agents involved in the sale of the Certificates in respect of which this Prospectus is being delivered and any applicable fee, commission or discount arrangements with them. See "Plan of Distribution."

         This Prospectus may not be used to consummate sales of Certificates unless accompanied by a Prospectus Supplement.

                        _______________________________
MORGAN STANLEY & CO.
   Incorporated
                              GOLDMAN, SACHS & CO.
                                                            SALOMON BROTHERS INC

January __, 1994.

                             {COVER PAGE CONTINUED}

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME SUCH AMENDMENT TO THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT BE ACCEPTED PRIOR TO THE TIME SUCH AMENDMENT TO THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, Room 1024, as well as at the Commission's Regional Offices located at Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661, Suite 1400, and Seven World Trade Center, New York, New York 10048, Suite 1300. Copies of such material may be obtained by mail from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Class B Common Stock is listed on the New York Stock Exchange and reports, proxy statements and other information regarding the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         This Prospectus constitutes a part of a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information included in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Certificates offered hereby.


           REPORTS TO CERTIFICATEHOLDERS BY THE PASS THROUGH TRUSTEE


         Wilmington Trust Company, as trustee for the holders of the Certificates with respect to each Trust, pursuant to the Basic Agreement and the related Trust Supplement, will provide such holders certain periodic statements concerning distributions made with respect to such Trust. See "Description of the Pass Through Certificates - Reports to Certificateholders."



                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents have been filed with the Commission pursuant to the Exchange Act and are incorporated by reference in this Prospectus:

         1. the Company's Annual Report on Form 10-K for the fiscal year ended January 2, 1993 (which incorporated certain portions of the Company's 1992 Annual Report to Stockholders and Proxy Statement relating to the 1993 Annual Meeting of Stockholders); and

         2. the Company's Quarterly Reports on Form 10-Q for the quarters ended April 3, 1993, July 3, 1993 and October 2, 1993.

         All documents filed by the Company pursuant to section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Certificates offered hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Prospectus, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to Smith's Food & Drug Centers, Inc., P.O. Box 30550, Salt Lake City, Utah 84130, telephone (801) 974-1400, Attention: Investor Relations.


                               TABLE OF CONTENTS


                                                                                    Page
                                                                                    ----
Available Information . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . .  2
Reports to Certificateholders by the
    Pass Through Trustee  . . . . . . . . . . . . . .. . . . . . . . . . . . . . . .  2
Incorporation of Certain Documents
    By Reference  . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . .  2
The Company . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . .  4
Formation of the Trusts . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . .  4
Use of Proceeds and Structure of Transaction  . . . .. . . . . . . . . . . . . . . .  5
Ratio of Earnings to Fixed Charges  . . . . . . . . .. . . . . . . . . . . . . . . .  6
Description of the Certificates . . . . . . . . . . .. . . . . . . . . . . . . . . .  6
Description of the Notes  . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . 17
Certain Federal Income Tax Consequences . . . . . . .. . . . . . . . . . . . . . . . 20
Certain Delaware Taxes  . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . 24
ERISA Considerations  . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . 25
Plan of Distribution  . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . 25
Legal Matters . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . 26
Experts . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . 26

                                  THE COMPANY


         The Company is a leading regional supermarket and drug store chain, which operated 129 stores as of January 1, 1994 in Arizona, California, Idaho, Nevada, New Mexico, Texas, Utah and Wyoming.



         The Company develops, owns and operates combination food and drug centers which offer a full selection of supermarket food items, a wide assortment of nonfood and drug items and a number of specialty departments. Primary food products sold in the stores include groceries, meat, poultry, produce, dairy products, delicatessen items, prepared foods, bakery products, frozen foods and take-out foods, as well as specialty fish, meat and cheese. Nonfood items available in the stores include full-line pharmacy and related over-the-counter drug items, health and beauty aids, video rentals, in-store banking services, housewares, toys, camera/photo department items, one-hour photo processing, cosmetics and other general merchandise. The Company's 129 stores at January 1, 1994 consisted of 115 large combination food and drug centers averaging 69,200 square feet, 12 superstores averaging 40,500 square feet and two conventional stores averaging 26,000 square feet.


         The combination stores range in size from 45,000 to 86,000 square feet and offer a complete line of supermarket, nonfood and drug products. These stores feature modern, attractive layouts with wide aisles and well-lighted spaces to facilitate convenient shopping, a variety of specialty departments and centralized, highly automated checkout facilities. The superstores range in size from 30,000 to 45,000 square feet and have the appearance of a large supermarket augmented with a significant amount of nonfood and drug merchandise. Generally the superstores have fewer and more limited specialty departments than the combination stores. The conventional stores have the appearance of traditional supermarkets.


         The Company offers customers a broad product selection at everyday low prices combined with quality customer service in large, modern, attractive food and drug centers with ample parking. Customers are able to fill a substantial portion of their daily and weekly shopping needs at one convenient location. The Company promotes its reputation as a low price competitor in its market areas through a policy of everyday low pricing. Management attributes much of the Company's success to combining broad product selection and everyday low prices with quality customer service.



         The Company's primary focus in existing markets has been on increasing sales volume by opening stores in adjacent or ancillary markets. The Company also has focused on new markets. During 1993, the Company opened 11 combination stores in the following states: eight in California and one each in New Mexico, Texas and Utah. The Company has selected Southern and Central California as its primary area of expansion. It has in progress an expansion program which calls for up to 60 stores in the Southern and Central California markets prior to mid-1997, of which 26 were open and operating on January 1, 1994. The Company plans to open an additional 12 to 15 stores at locations primarily in Southern and Central California during 1994.


         The Company was founded in 1948 and reincorporated under Delaware law in 1989. The principal executive offices are located at 1550 South Redwood Road, Salt Lake City, Utah 84104, and its telephone number is (801) 974-1400. As used herein, the "Company" refers to Smith's Food & Drug Centers, Inc. and its subsidiaries and predecessors, unless the context otherwise requires. The Company's Class B Common Stock is traded on the New York Stock Exchange under the symbol "SFD."


                            FORMATION OF THE TRUSTS

         In respect of each offering of Certificates, one or more Trusts will be formed, and the related Certificates issued, pursuant to separate Trust Supplements to be entered into between the Pass Through Trustee and the

Company in accordance with the terms of the Basic Agreement. Concurrently with the execution and delivery of each Trust Supplement, the Pass Through Trustee, on behalf of the Trust formed thereby, will enter into a separate financing agreement (each such financing agreement being herein referred to as a "Participation Agreement") relating to one or more of the Properties described in the applicable Prospectus Supplement. Pursuant to the applicable Participation Agreement or Participation Agreements, the Pass Through Trustee, on behalf of each Trust, will purchase all of the series of Notes relating to the relevant Properties and having an interest rate equal to the interest rate payable by such Trust on the Certificates that will be issued by such Trust. The maturity dates of the Notes acquired by each Trust will occur on or before the final distribution date applicable to the Certificates that will be issued by such Trust. The Pass Through Trustee will distribute the amount of payments of principal, premium, if any, and interest received by it as holder of the Notes to the Certificateholders of the Trust in which such Notes are held. See "Description of the Certificates" and "Description of the Notes."


                  USE OF PROCEEDS AND STRUCTURE OF TRANSACTION

         The Certificates offered pursuant to any Prospectus Supplement will be issued in order to facilitate (a) the financing or refinancing of the debt portion and, in certain cases, the refinancing of some of the equity portion of one or more separate leveraged lease transactions entered into by the Company, as lessee, with respect to one or more Leased Properties, as described in the applicable Prospectus Supplement, and (b) the financing or refinancing of the aggregate principal amount of debt to be issued by the Company in respect of one or more Owned Properties, as described in the applicable Prospectus Supplement.


         The proceeds from the sale of the Certificates offered pursuant to any Prospectus Supplement will be used by the Pass Through Trustee on behalf of the applicable Trust or Trusts to purchase (a) Leased Property Notes issued by the related Owner Trustee or Owner Trustees to finance or refinance a portion (as specified in the applicable Prospectus Supplement) of the cost of the related Leased Property or Leased Properties and/or (b) Owned Property Notes issued by the Company to finance or refinance all or a portion (as specified in the applicable Prospectus Supplement) of the cost of the related Owned Property or Owned Properties. Any portion of the proceeds from the sale of Certificates not used by the Pass Through Trustee to purchase Notes on or prior to the date specified therefor in the applicable Prospectus Supplement will be distributed on a Special Distribution Date (as hereinafter defined) to the applicable Certificateholders, together with interest, but without premium. See "Description of Certificates - Special Distribution Upon Unavailability of Property."



         The Leased Property Notes with respect to each Leased Property will be issued under separate Trust Indenture and Security Agreements (the "Leased Property Indentures") between Wilmington Trust Company, as trustee thereunder (in such capacity, herein referred to as the "Loan Trustee"), and an institution specified in the related Prospectus Supplement acting not in its individual capacity (except as expressly set forth therein) but solely as owner trustee (an "Owner Trustee") of a separate trust for the benefit of one or more institutional investors (each, an "Owner Participant"). With respect to each Leased Property, the related Owner Participant will have provided or will provide from sources other than the Leased Property Notes a portion (as specified in the applicable Prospectus Supplement) of the cost of such Leased Property. No Owner Participant, however, will be personally liable for any amount payable under the related Leased Property Indenture or the Leased Property Notes issued thereunder. Simultaneously with the acquisition of each Leased Property, the related Owner Trustee leased or will lease such Leased Property to the Company pursuant to a separate lease agreement (each, a "Lease"). The Owned Property Notes will be issued under separate Trust Indenture and Security Agreements (the "Owned Property Indentures" and together, with any Leased Property Indentures, the "Indentures") between the applicable Loan Trustee and the Company.

                       RATIO OF EARNINGS TO FIXED CHARGES

         The following table sets forth the ratio of earnings to fixed charges for the Company for the periods indicated.


                                     NINE MONTHS ENDED                               YEAR ENDED
                                  -----------------------   ------------------------------------------------------------------
                                  October 2,   October 3,   January 2,  December 28,  December 29,  December 30,  December 31,
                                      1993        1992         1993         1991          1990           1989          1988
                                  ----------   ----------   ----------  ------------  ------------  ------------  ------------
                                                                           (unaudited)
 Ratio of earnings to
 fixed charges . . . .                2.06x        2.58x      2.51x         2.44x         2.36x          2.13x         1.82x


         For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of income before provision for income taxes and fixed charges (excluding interest capitalized). For purposes of computing the ratio of earnings to fixed charges, "fixed charges" consist of interest, amortized debt expense and the portion of operating lease rentals that are representative of the interest factor.


                        DESCRIPTION OF THE CERTIFICATES

         In connection with each offering of Certificates, one or more separate Trusts will be formed and one or more series of Certificates will be issued pursuant to the Basic Agreement and one or more separate Trust Supplements to be entered into between the Company and the Pass Through Trustee. The statements made under this caption are summaries and reference is made to the detailed provisions of the Basic Agreement, which has been filed as an exhibit to the Registration Statement and which will be qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Such summaries relate to the Basic Agreement and each of the Trust Supplements, the Trusts to be formed thereby and the Certificates to be issued by each Trust except to the extent, if any, described in the applicable Prospectus Supplement. The Prospectus Supplement that accompanies this Prospectus contains a glossary of the terms used with respect to the specific series of Certificates being offered thereby. The Trust Supplement relating to each series of Certificates and the forms of the related Participation Agreement and Indenture and, if the Certificates relate to any Leased Property, the related Lease or Leases and trust agreement entered into by the Owner Participant and the Owner Trustee with respect to such related Leased Property (a "Trust Agreement") will be filed as exhibits to a Current Report on Form 8-K, Quarterly Report on Form 10-Q or Annual Report on Form 10-K to be filed by the Company with the Commission following the issuance of such series of Certificates. Citations to the relevant sections of the Basic Agreement appear below in parentheses unless otherwise indicated.

         The Certificates offered pursuant to this Prospectus will be limited to $300,000,000 aggregate principal amount (or such greater amount if Certificates are issued at an original issue discount as shall result in aggregate proceeds of $300,000,000).

         Certain provisions of the description of the Certificates in this Prospectus do not necessarily apply to one Certificate of each Trust which may be issued in a denomination of less than $1,000.

GENERAL

         Each Certificate will represent a fractional undivided interest in the Trust created by the Trust Supplement pursuant to which such Certificate was issued and all payments and distributions with respect thereto shall be made only from the related Trust Property (as defined below). The property of each Trust (the "Trust Property") will include the Notes held in such Trust, all monies at any time paid thereon and all monies due and to become due thereon and funds from time to time deposited with the Pass Through Trustee in accounts relating to such Trust. Unless otherwise specified in the applicable Prospectus Supplement, Certificates will be issued in minimum denominations of $1,000 or any integral multiple thereof. (Sections 2.01 and 3.01) The Certificates do not represent an interest in or obligation of the Company, the Pass Through Trustee, any Owner Trustee in its individual capacity, any Owner Participant, or any affiliate of any thereof.


         Reference is made to the Prospectus Supplement that accompanies this Prospectus for a description of the specific series of Certificates being offered thereby, including: (1) the specific designation and title of such Certificates; (2) the Regular Distribution Dates (as hereinafter defined) and Special Distribution Dates (as hereinafter defined) applicable to such Certificates; (3) the specific form of such Certificates, including whether or not such Certificates are to be issued in accordance with a book-entry system, in registered form or in bearer form; (4) a description of the Notes to be purchased by the related Trust, including the period or periods within which, the price or prices at which and the terms and conditions upon which such Certificates may or must be redeemed, in whole or in part, by the Company or, with respect to Leased Property Notes, the related Owner Trustee; (5) a description of the related Property or Properties, including whether each such Property is a Leased Property or an Owned Property; (6) a description of the related Participation Agreement and Indenture, including a description of the events of default thereunder, the remedies exercisable upon the occurrence of such events of default and any limitations on the exercise of such remedies with respect to such Notes; (7) if such Certificates relate to a Leased Property or Leased Properties, a description of the related Lease or Leases and Trust Agreement, including (a) the names of the related Owner Trustee, (b) a description of the events of default under the related Lease or Leases, the remedies exercisable upon the occurrence of such events of default and any limitations on the exercise of such remedies with respect to such Leased Property Notes and (c) the rights of the related Owner Trustee, if any, and/or Owner Participant, if any, to cure failures of the Company to pay rent under the related Lease or Leases; (8) the extent, if any, to which the provisions of the operative documents applicable to such Notes may be amended by the parties thereto without the consent of the holders of, or only upon the consent of the holders of a specified percentage of aggregate principal amount of, such Notes; and (9) any other special terms pertaining to such Certificates.



BOOK-ENTRY REGISTRATION

         General. If so specified in the applicable Prospectus Supplement, the Certificates of each Trust may be issued in fully registered form pursuant to a book-entry system. In the event that the Certificates of any series are issued pursuant to a book-entry system, such Certificates will be registered in the name of Cede & Co. ("Cede") as the nominee of The Depository Trust Company ("DTC"). No person acquiring an interest in such Certificates (a "Certificate Owner") will be entitled to receive a certificate representing such person's interest in such Certificates, except as set forth below under "Definitive Certificates." Unless and until Definitive Certificates are issued under the limited circumstances described herein, all references to actions by Certificateholders shall refer to actions taken by DTC upon instructions from DTC Participants (as defined below), and all references herein to distributions, notices, reports and statements to Certificateholders shall refer, as the case may be, to distributions, notices, reports and statements to DTC or Cede, as the registered holder of such Certificates, or to DTC Participants for distribution to Certificate Owners in accordance with DTC procedures. (Section 3.09)


         DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to section 17A of the Exchange Act. DTC was created to hold securities for its participants ("DTC Participants") and to facilitate the clearance and settlement of securities transactions between DTC Participants through electronic book-entries, thereby eliminating the need for physical transfer of certificates. DTC Participants include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant either directly or indirectly ("Indirect Participants").



         Persons that are not DTC Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, the Certificates may do so only through DTC Participants and Indirect Participants. In addition, Certificate Owners will receive all distributions of principal and interest from the Pass Through Trustee through DTC Participants or Indirect Participants, as the case may be. Under a book-entry format, Certificate Owners may experience some delay in their receipt of payments, since such payments will be forwarded by the Pass Through Trustee to Cede, as nominee for DTC. DTC will forward such payments in same-day funds to DTC Participants who are credited with ownership of the Certificates in amounts proportionate to the principal amount of each such DTC Participant's respective holdings of beneficial interest in the Certificates. DTC Participants will thereafter forward payments to Indirect Participants or Certificate Owners, as the case may be, in accordance with customary industry practices. The forwarding of such distributions to the Certificate Owners will be the
responsibility of DTC Participants.   Unless and until the Definitive
Certificates are issued under the limited circumstances described herein, the only "Certificateholder," as such term is used in the Basic Agreement, will be Cede, as nominee of DTC. Certificate Owners will not be recognized by the Pass Through Trustee as Certificateholders, and Certificate Owners will be permitted to exercise the rights of Certificateholders only indirectly through DTC and DTC Participants.


         Under the rules, regulations and procedures creating and affecting DTC and its operations (the "Rules"), DTC is required to make book- entry transfers of the Certificates among DTC Participants on whose behalf it acts with respect to the Certificates and to receive and transmit distributions of principal, premium, if any, and interest with respect to the Certificates. DTC Participants and Indirect Participants with which Certificate Owners have accounts with respect to the Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective customers. Accordingly, although Certificate Owners will not possess the Certificates, the Rules provide a mechanism by which Certificate Owners will receive payments and will be able to transfer their interests.

         Because DTC can only act on behalf of DTC Participants, who in turn act on behalf of Indirect Participants, the ability of a Certificate Owner to pledge the Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Certificates, may be limited due to the lack of physical certificates for such Certificates.


         DTC will take any action permitted to be taken by a Certificateholder under the Basic Agreement only at the direction of one or more DTC Participants to whose accounts with DTC the Certificates are credited. Additionally, DTC has advised the Company that in the event any action requires approval by Certificateholders of a certain percentage of beneficial interest in each Trust, DTC will take such action only at the direction of and on behalf of DTC Participants whose holders include undivided interests that satisfy any such percentage. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of DTC Participants whose holders include such undivided interests.


         Neither the Company nor the Pass Through Trustee will have any liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Certificates held by Cede, as nominee for DTC, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.


         The foregoing information concerning DTC and DTC's book-entry system has been obtained from sources the Company believes to be reliable. The Company, however, has not undertaken any independent verification thereof.

         Definitive Certificates. Certificates will be issued in certificated form ("Definitive Certificates") to Certificate Owners or their nominees, rather than to DTC or its nominee, only if (i) the Company advises the Pass Through Trustee in writing that DTC (or a successor thereto) is no longer willing or able to discharge properly its responsibilities as depository with respect to such Certificates and the Company is unable to locate a qualified successor, (ii) the Company, at its option, advises the Pass Through Trustee in writing of its election to terminate the book-entry system through DTC (or a successor thereto) or (iii) after the occurrence of an Event of Default (as hereinafter defined) Certificate Owners with fractional undivided interests aggregating not less than a majority in interest in such Trust advise the Pass Through Trustee, the Company and DTC through DTC Participants in writing that the continuation of a book-entry system through DTC (or a successor thereto) is no longer in the Certificate Owners' best interest. (Section 3.09)

         Upon the occurrence of any event described in the immediately preceding paragraph, the Pass Through Trustee will be required to notify all Certificate Owners through DTC Participants of the availability of Definitive Certificates. Upon surrender by DTC of the certificates representing the Certificates and receipt of instructions for re-registration, the Pass Through Trustee will reissue the Certificates as Definitive Certificates to Certificate Owners. (Section 3.09)

         Distributions of principal, premium, if any, and interest with respect to Certificates will thereafter be made by the Pass Through Trustee directly, in accordance with the procedures set forth in the Basic Agreement and the applicable Trust Supplements, to holders in whose names the Definitive Certificates were registered at the close of business on the applicable record date. Such distributions will be made by check mailed to the address of such holder as it appears on the register maintained by the Pass Through Trustee. The final payment on any Certificate, however, will be made only upon presentation and surrender of such Certificate at the office or agency specified in the notice of final distribution to Certificateholders. (Sections
4.02 and 11.01)

         Definitive Certificates will be freely transferable and exchangeable at the office of the Pass Through Trustee upon compliance with the requirements set forth in the Basic Agreement and the applicable Trust Supplements. No service charge will be imposed for any registration of transfer or exchange, but payment of a sum sufficient to cover any tax or other governmental charge will be required. (Section 3.04)

         Same-Day Settlement and Payment. So long as the Certificates are registered in the name of Cede, as nominee for DTC, all payments made by the Company to the Loan Trustee (as assignee of the Owner Trustee) under any Lease will be in immediately available funds. Such payments, including the final distribution of principal with respect to the Certificates of any Trust, will be passed through to DTC in immediately available funds.

         Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, secondary trading in pass through certificates (such as the Certificates offered hereby) is generally settled in immediately available or same-day funds. Any Certificates registered in the name of Cede, as nominee for DTC, will trade in DTC's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Certificates will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in same-day funds on trading activity in the Certificates.


PAYMENTS AND DISTRIBUTIONS

         Payments of principal, premium, if any, and interest with respect to the Notes held in each Trust will be distributed by the Pass Through Trustee to the Certificateholders of such Trust on the dates specified in the applicable Prospectus Supplement, except in certain cases when some or all of such Notes are in default. See "Events of Default and Certain Rights Upon an Event of Default." Payments of principal of, and interest on, the unpaid principal amount of the Notes held in each Trust will be scheduled to be received by the Pass Through Trustee on the dates specified in the applicable

Prospectus Supplement (such scheduled payments of interest and principal on the Notes are herein referred to as "Scheduled Payments," and the dates specified in the applicable Prospectus Supplement are herein referred to as "Regular Distribution Dates"). See "Description of the Notes - General." Each holder of Certificates of each Trust will be entitled to receive a pro rata share of any distribution in respect of Scheduled Payments of principal and interest made on the Notes held in such Trust.

         Payments of principal, premium, if any, and interest received by the Pass Through Trustee on account of the early redemption, if any, of Notes, and payments, other than Scheduled Payments received on a Regular Distribution Date, received by the Pass Through Trustee following a default in respect of Notes ("Special Payments") will be distributed to the Certificateholders of the related Trust on the date determined pursuant to the applicable Prospectus Supplement (a "Special Distribution Date"). The Pass Through Trustee will mail notice to the Certificateholders of record of the applicable Trust not less than 20 days prior to the Special Distribution Date on which any Special Payment is scheduled to be distributed by the Pass Through Trustee stating such anticipated Special Distribution Date. (Section 4.02)


POOL FACTORS

         Unless there has been an early redemption, a purchase of Notes by the related Owner Trustee after an Indenture Default (as defined below) or a default in the payment of principal or interest in respect of one or more issues of Notes held in a Trust, as described in the applicable Prospectus Supplement or below in "Events of Default and Certain Rights Upon an Event of Default," the Pool Factor (as defined below) for each Trust will decline in proportion to the scheduled repayments of principal on the Notes held in such Trust, as described in the applicable Prospectus Supplement. In the event of such redemption, purchase or default, the Pool Factor and the Pool Balance (as defined below) of each Trust so affected will be recomputed after giving effect thereto and notice thereof will be mailed to the Certificateholders of such Trust. Each Trust will have a separate Pool Factor.

         The "Pool Balance" for each Trust indicates, as of any date, the aggregate unpaid principal amount of the Notes held in such Trust on such date plus any amounts in respect of principal on such Notes held by the Pass Through Trustee and not yet distributed. The Pool Balance for each Trust as of any Regular Distribution Date or Special Distribution Date shall be computed after giving effect to the payment of principal, if any, on the Notes held in such Trust and distribution thereof to be made on that date.


         The "Pool Factor" for each Trust as of any Regular Distribution Date or Special Distribution Date is the quotient (rounded to the seventh decimal place) computed by dividing (i) the Pool Balance by (ii) the aggregate original principal amount of the Notes held in such Trust. The Pool Factor for each Trust as of any Regular Distribution Date or Special Distribution Date shall be computed after giving effect to the payment of principal, if any, on the Notes held in such Trust and distribution thereof to be made on that date. The Pool Factor for each Trust will initially (or, if applicable, after the accretion of the original issue discount at which the Certificates of such Trust were issued) be 1.0000000; thereafter, the Pool Factor for each Trust will decline as described above to reflect reductions in the Pool Balance of such Trust.
The amount of a Certificateholder's pro rata share of the Pool Balance of a Trust can be determined by multiplying the original denomination of the holders' Certificate of such Trust by the Pool Factor for such Trust as of the applicable Regular Distribution Date or Special Distribution Date. The Pool Factor and the Pool Balance for each Trust will be identified in a statement mailed to Certificateholders of such Trust on each Regular Distribution Date and Special Distribution Date.



REPORTS TO CERTIFICATEHOLDERS

         On each Regular Distribution Date and Special Distribution Date, the Pass Through Trustee will include with each distribution of a Scheduled Payment or Special Payment to Certificateholders of the related Trust a statement, giving effect to such distribution to be made on such Regular Distribution Date or Special Distribution Date, setting forth the following information (per $1,000 aggregate principal amount of Certificates for such Trust, as to (i) and
(ii) below):

         (i) the amount of such distribution allocable to principal and the amount allocable to premium, if any;

         (ii)    the amount of such distribution allocable to interest; and

         (iii) the Pool Balance and the Pool Factor for such Trust. (Section 4.03(a))

         So long as the Certificates are registered in the name of Cede, as nominee for DTC, on the record date prior to each Regular Distribution Date and Special Distribution Date the Pass Through Trustee will request from DTC a Securities Position Listing setting forth the names of all DTC Participants reflected on DTC's books as holding interests in the Certificates on such record date. On each Regular Distribution Date and Special Distribution Date, the Pass Through Trustee will mail to each such DTC Participant the statement described above and will make available additional copies as requested by such DTC Participant for forwarding to Certificate Owners. (Section 3.09)

         In addition, after the end of each calendar year the Pass Through Trustee will prepare for each Certificateholder of each Trust at any time during the preceding calendar year a report containing the sum of the amounts determined pursuant to clauses (i) and (ii) above with respect to the Trust for such calendar year or, in the event such person was a Certificateholder during only a portion of such calendar year, for the applicable portion of such calendar year, and such other items as are readily available to the Pass Through Trustee and which a Certificateholder shall reasonably request as necessary for the purpose of such Certificateholder's preparation of its federal income tax returns. (Section 4.03(b)) Such report and such other items shall be prepared on the basis of information supplied to the Pass Through Trustee by the DTC Participants and shall be delivered by the Pass Through Trustee to such DTC Participants to be available for forwarding by such DTC Participants to Certificate Owners in the manner described above.

         At such time, if any, as the Certificates are issued in the form of Definitive Certificates, the Pass Through Trustee will prepare and deliver the information described above to each Certificateholder of record of each Trust as the name and period of beneficial ownership of such Certificateholder appears on the records of the registrar of the Certificates.


VOTING OF NOTES

         The Pass Through Trustee, as holder of the Notes held in each Trust, has the right to vote and give consents and waivers with respect to such Notes under the related Indenture. The Basic Agreement sets forth the circumstances in which the Pass Through Trustee shall direct any action or cast any vote as the holder of the Notes held in the applicable Trust at its own discretion and the circumstances in which the Pass Through Trustee shall seek instructions from the Certificateholders of such Trust. Prior to an Event of Default (as defined below) with respect to any Trust, the principal amount of the Notes held in such Trust directing any action or being voted for or against any proposal shall be in proportion to the principal amount of Certificates held by the Certificateholders of such Trust taking the corresponding positions. (Sections 6.01 and 11.01)


EVENTS OF DEFAULT AND CERTAIN RIGHTS UPON AN EVENT OF DEFAULT


         An event of default under the Basic Agreement (an "Event of Default") is defined as the occurrence and continuance of an event of default under one or more of the Indentures (an "Indenture Default"). The Indenture Defaults under an Indenture will be described in the applicable Prospectus Supplement and, with respect to each Leased Property, will include an event of default under the related Lease (a "Lease Event of Default"). Since the Notes issued under an Indenture may be held in more than one Trust, a continuing Indenture Default under such Indenture would result in an Event of Default under each such Trust. However, unless specified in the applicable Prospectus Supplement, there will be no cross-default provisions in the Indentures, and events resulting in an Indenture Default under any particular Indenture will not necessarily result in an Indenture Default occurring under any other Indenture. If an Indenture Default occurs in fewer than all of the Indentures, notwithstanding the treatment of Notes issued under any Indenture under which an Indenture Default has occurred, payments of principal and interest on the Notes issued pursuant to Indentures with respect to which an Indenture Default has not occurred will continue to be distributed to the Certificateholders as originally scheduled.


         With respect to each Leased Property, the applicable Owner Trustee and Owner Participant will, under the related Indenture, have the right under certain circumstances to cure Indenture Defaults that result from the occurrence of a Lease Event of Default under the related Lease. If the Owner Trustee or the Owner Participant exercises such cure right, the Indenture Default and, consequently, the Event of Default with respect to the related Trust will be deemed to have been cured.



         The Basic Agreement provides that as long as an Indenture Default under any Indenture relating to the Notes held in a Trust shall have occurred and be continuing the Pass Through Trustee of such Trust may, but shall be under no duty to, vote all of the Notes issued under such Indenture in such Trust and, upon the direction of the holders of Certificates evidencing fractional undivided interests aggregating not less than a majority in interest of such Trust, shall vote a corresponding majority of such Notes in favor of directing the Loan Trustee to declare the unpaid principal amount of all Notes issued under such Indenture and any accrued and unpaid interest thereon to be due and payable. The Basic Agreement also provides that if an Indenture Default under such Indenture relating to the Notes held in a Trust shall have occurred and be continuing the Pass Through Trustee of such Trust may, and upon the direction of the holders of Certificates evidencing fractional undivided interests aggregating not less than a majority in interest of such Trust shall, vote all of the Notes issued under such Indenture that are held in such Trust in favor of directing the Loan Trustee as to the time, method and place of conducting any proceeding for any remedy available to the Loan Trustee or of exercising any trust or power conferred on the Loan Trustee under such Indenture. (Sections 6.01 and 6.04)


         The ability of the Certificateholders of any Trust to cause the Loan Trustee with respect to any Notes held in such Trust to accelerate the Notes under the related Indenture or to direct the exercise of remedies by the Loan Trustee under the related Indenture will depend, in part, upon the proportion between the aggregate principal amount of the Notes outstanding under such Indenture and held in such Trust and the aggregate principal amount of all Notes outstanding under such Indenture. Each Trust will hold Notes with different terms from the Notes held in other Trusts and, therefore, the Certificateholders of one Trust may have divergent or conflicting interests from those of the Certificateholders of the other Trusts holding Notes outstanding under the same Indenture. In addition, so long as the same institution acts as Pass Through Trustee of each Trust, in the absence of instructions from the Certificateholders of any such Trust, the Pass Through Trustee for such Trust could for the same reason be faced with a potential conflict of interest upon an Indenture Default. In such event, the Pass Through Trustee has indicated that it would resign as trustee of one or all of such Trusts, and a successor trustee would be appointed in accordance with the terms of the Basic Agreement.


         As an additional remedy, if an Indenture Default shall have occurred and be continuing, the Basic Agreement provides that the Pass Through Trustee of any Trust holding Notes issued under such Indenture may, but shall be under no duty to, and upon the direction of the holders of Certificates evidencing fractional undivided interests aggregating not less than a majority in interest of such Trust shall, sell for cash to any person all or part of such Notes. (Sections 6.01 and 6.02) Any proceeds received by the Pass Through Trustee upon any such sale of Notes shall be deposited in an account established by the Pass Through Trustee for the benefit of the Certificateholders of such Trust for the deposit of such Special Payments (the "Special Payments Account") and shall be distributed to such Certificateholders on a Special Distribution Date. (Sections 4.01 and 4.02) The market for Notes in default may be very limited, and there can be no assurance that they could be sold for a reasonable price. Furthermore, so long as the same institution acts as Pass Through Trustee of multiple Trusts, it may be faced with a conflict in deciding from which Trust to sell Notes to available buyers. If the Pass Through Trustee sells any Notes with respect to which an Indenture Default exists for less than their outstanding principal amount, the Certificateholders of such Trust will receive a smaller amount of principal distributions than anticipated and will not have any claim for the shortfall against the Company, any Owner Trustee or Owner Participant or the Pass

Through Trustee. Furthermore, neither the Pass Through Trustee nor the Certificateholders of such Trust could take any action with respect to any remaining Notes held in such Trust so long as no Indenture Defaults exist with respect thereto.

         Any amount, other than Scheduled Payments received on a Regular Distribution Date, distributed to the Pass Through Trustee of any Trust by the Loan Trustee under any Indenture on account of the Notes held in such Trust following an Indenture Default under such Indenture shall be deposited in the Special Payments Account for such Trust and shall be distributed to the Certificateholders of such Trust on a Special Distribution Date. In addition, if, following an Indenture Default, the applicable Owner Trustee exercises its option to redeem or purchase the outstanding Notes issued under such Indenture as described in the related Prospectus Supplement, the price paid by such Owner Trustee to the Pass Through Trustee of any Trust for the Notes issued under such Indenture and held in such Trust shall be deposited in the Special Payments Account for such Trust and shall be distributed to the Certificateholders of such Trust on a Special Distribution Date. (Sections 4.01, 4.02 and 6.02)

         Any funds representing payments received with respect to any Notes held in a Trust in default, or the proceeds from the sale by the Pass Through Trustee of any such Notes, held by the Pass Through Trustee in the Special Payments Account for such Trust shall, to the extent practicable, be invested and reinvested by the Pass Through Trustee in Permitted Investments (as defined herein) pending the distribution of such funds on a Special Distribution Date. Permitted Investments are defined as obligations of the United States or agencies or instrumentalities thereof the payment of which is backed by the full faith and credit of the United States and which mature in not more than 60 days or such lesser time as is required for the distribution of any such funds on a Special Distribution Date. (Sections 1.01 and 4.04)


         The Basic Agreement provides that the Pass Through Trustee of each Trust shall, as promptly as practicable and, in any event, within 90 days, after the occurrence of a default in respect of such Trust, if such default is actually known to a responsible officer of the Pass Through Trustee, give to the Certificateholders of such Trust notice, transmitted by mail, of all uncured or unwaived defaults with respect to such Trust known to it, provided that, except in the case of default in the payment of principal, premium, if any, or interest on any of the Notes held in such Trust, the Pass Through Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of such Certificateholders. (Section 7.01)


         The Basic Agreement contains a provision entitling the Pass Through Trustee of each Trust, subject to the duty of the Pass Through Trustee during a default to act with the required standard of care, to be offered reasonable security or indemnity by the Certificateholders of such Trust before proceeding to exercise any right or power under the Basic Agreement at the request of such Certificateholders. (Section 7.02)

         In certain cases, the holders of Certificates of a Trust evidencing fractional undivided interests aggregating not less than a majority in interest of such Trust may on behalf of all Certificateholders of such Trust waive, or instruct the Loan Trustee to waive, any past default or Event of Default with respect to such Trust and thereby annul any direction given by such Certificateholders to the applicable Loan Trustee with respect thereto, except
(i) a default in the deposit of any Scheduled Payment or Special Payment or in the distribution thereof, (ii) a default in payment of the principal, premium, if any, or interest with respect to any of the Notes held in such Trust and
(iii) a default in respect of any covenant or provision of the Basic Agreement or the related Trust Supplement that cannot be modified or amended without the consent of each Certificateholder of such Trust affected thereby. (Section 6.05) Each Indenture will provide that, with certain exceptions, the holders of a majority in aggregate unpaid principal amount of the Notes issued thereunder may on behalf of all such holders waive any past default or Indenture Default thereunder. In the event of a waiver with respect to a Trust as described above, the principal amount of the Notes issued under the related Indenture held in such Trust shall be counted as waived in the determination of the majority in aggregate unpaid principal amount of Notes required to waive a default or an Indenture Default. Therefore, if the Certificateholders of a Trust or Trusts waive a past default or Event of Default such that the principal amount of the Notes held either individually in such Trust or in the aggregate in such Trusts constitutes the required majority in aggregate unpaid principal amount under the applicable Indenture, such past default or Indenture Default shall be waived.

MERGER, CONSOLIDATION AND TRANSFER OF ASSETS

         The Company will be prohibited from consolidating with or merging into any other corporation or transferring substantially all of its assets as an entirety to any other entity unless (i) the surviving successor or transferee entity shall expressly assume all of the obligations of the Company contained in the Basic Agreement and in all Trust Supplements, Indentures and Participation Agreements and, with respect to the Leased Property Notes, Leases and any other operative documents; (ii) immediately after giving effect to such transaction no Indenture Default (with respect to Owned Property Notes) or Lease Event of Default (with respect to Leased Property Notes) shall have occurred and be continuing; and (iii) the Company shall have delivered a certificate and an opinion of counsel indicating that such transaction, in effect, complies with such conditions. (Section 5.02(a))

         The Basic Agreement does not and, except as otherwise described in the applicable Prospectus Supplement, the Indentures will not contain any covenants or provisions which may afford the Pass Through Trustee or Certificateholders protection in the event of a highly leveraged transaction, including transactions effected by management or affiliates, which may or may not result in a change of control of the Company. No other instrument or agreement currently evidencing other indebtedness of the Company contains covenants or provisions affording holders of such indebtedness protection in the event of a change in control of the Company.


MODIFICATION OF THE BASIC AGREEMENT

         The Basic Agreement contains provisions permitting the Company and the Pass Through Trustee of each Trust to enter into a supplemental trust agreement, without the consent of any of the Certificateholders of such Trust,
(i) to provide for the formation of such Trust and the issuance of a series of Certificates, (ii) to evidence the succession of another corporation to the Company and the assumption by such corporation of the Company's obligations under the Basic Agreement and the applicable Trust Supplement, (iii) to add to the covenants of the Company for the benefit of such Certificateholders or to surrender any right or power in the Basic Agreement or the applicable Trust Supplement conferred upon the Company, (iv) to correct or supplement any defective or inconsistent provision of the Basic Agreement or the applicable Trust Supplement or to make any other provisions with respect to matters or questions arising thereunder, provided such action shall not adversely affect the interests of such Certificateholders, or to cure any ambiguity or correct any mistake, (v) to modify, eliminate or add to the provisions of the Basic Agreement to the extent as shall be necessary to continue the qualification of the Basic Agreement (including any supplemental agreement) under the Trust Indenture Act and to add to the Basic Agreement such other provisions as may be expressly permitted by the Trust Indenture Act, (vi) to provide for a successor Pass Through Trustee or to add to or change any provision of the Basic Agreement or the applicable Trust Supplement as shall be necessary to facilitate the administration of the Trusts thereunder by more than one Trustee and (vii) to make any other amendments or modifications to the Basic Agreement, provided such amendments or modifications shall only apply to Certificates issued thereafter. (Section 9.01)

         The Basic Agreement also contains provisions permitting the Company and the Pass Through Trustee of each Trust, with the consent of the holders of Certificates of such Trust evidencing fractional undivided interests aggregating not less than a majority in interest of such Trust and, with respect to any Leased Property, the consent of the applicable Owner Trustee (such consent not to be reasonably withheld), to execute supplemental trust agreements adding any provisions to or changing or eliminating any of the provisions of the Basic Agreement, to the extent relating to such Trust, and the applicable Trust Supplement, or modifying the rights of the Certificateholders, except that no such supplemental trust agreement may, without the consent of the holder of each Certificate so affected thereby, (a) reduce in any manner the amount of, or delay the timing of, receipt by the Trustee of payments on the Notes held in such Trust or distributions in respect of any Certificate related to such Trust, or change the date or place of any payment in respect of any Certificate, or make distributions payable in coin or currency other than that provided for in such Certificates, or impair the right of any Certificateholder of such Trust to institute suit for the enforcement of any such payment when due, (b) permit the disposition of any Note held in such Trust, except as provided in the Basic Agreement or the applicable Trust Supplement, or otherwise deprive any Certificateholder of the benefit of the ownership of the applicable Notes, (c) reduce the percentage of the aggregate fractional undivided interests of the Trust provided for in the Basic Agreement or the applicable Trust Supplement, the consent of the holders of which is required for any such supplemental trust agreement or for any waiver provided for in the Basic Agreement or such Trust Supplement or (d) modify any of the provisions relating to the rights of the Certificateholders in respect of the waiver of events of default or receipt of payment. (Section 9.02)


MODIFICATION OF INDENTURE AND RELATED AGREEMENTS

         In the event that the Pass Through Trustee, as the holder of any Notes held in a Trust, receives a request for its consent to any amendment, modification or waiver under the Indenture or other documents relating to such Notes (including any Lease), the Pass Through Trustee shall send a notice of such proposed amendment, modification or waiver to each Certificateholder of record of such Trust as of the date of such notice. The Pass Through Trustee shall request instructions from the Certificateholders of such Trust as to whether or not to consent to such amendment, modification or waiver. The Pass Through Trustee shall vote or consent with respect to such Notes in such Trust in the same proportions as the Certificates of such Trust were actually voted by the holders thereof by a certain date. Notwithstanding the foregoing, if an Event of Default in respect of such Trust shall have occurred and be continuing, the Pass Through Trustee may, in the absence of instructions from Certificateholders holding a majority in interest of such Trust, in its own discretion consent to such amendment, modification or waiver and may so notify the relevant Loan Trustee. (Section 10.01)


TERMINATION OF THE TRUSTS

         Each Trust will terminate upon the distribution to Certificateholders of such Trust of all amounts required to be distributed to them pursuant to the Basic Agreement and the applicable Trust Supplement and the disposition of all property held in such Trust. The Pass Through Trustee will send to each Certificateholder of record of such Trust notice of the termination of such Trust, the amount of the proposed final payment and the proposed date for the distribution of such final payment for such Trust. The final distribution to any Certificateholder of such Trust will be made only upon surrender of such Certificateholder's Certificates at the office or agency of the Pass Through Trustee specified in such notice of termination. (Section 11.01)


DELAYED PURCHASE

         In the event that, on the delivery date of any Certificates, all of the proceeds from the sale of such Certificates are not used to purchase the Notes contemplated to be held in the related Trust, such Notes may be purchased by the Pass Through Trustee at any time on or prior to the date specified in the applicable Prospectus Supplement. In such event, the Pass Through Trustee will hold the proceeds from the sale of such Certificates not used to purchase Notes in an escrow account pending the purchase of the Notes not so purchased. Such proceeds will be invested at the direction and risk of, and for the account of, the Company in certain specified investments, which may include:
(i) obligations of, or guaranteed by, the United States Government or agencies thereof, (ii) open market commercial paper of any corporation incorporated under the laws of the United States of America or any State thereof rated at least P-2 or its equivalent by Moody's Investors Service, Inc. or at least A-2 or its equivalent by Standard & Poor's Corporation, (iii) certificates of deposit issued by commercial banks organized under the laws of the United States or of any political subdivision thereof having a combined capital and surplus in excess of $500,000,000 which banks or their holding companies have a rating of A or its equivalent by Moody's Investors Service, Inc. or Standard & Poor's Corporation; provided, however, that the aggregate amount at any one time so invested in certificates of deposit issued by any one bank shall not exceed 5% of such bank's capital and surplus, (iv) U.S. dollar denominated offshore certificates of deposit issued by, or offshore time deposits with, any commercial bank described in (iii) or any subsidiary thereof and (v) repurchase agreements with any financial institution having combined capital and surplus of at least $500,000,000 with any of the obligations described in (i) through (iv) as collateral; provided that if all of the above investments are unavailable, the entire amounts to be invested may be used to purchase federal funds from an entity described in clause (iii) above; and provided further that no investment shall be eligible as a "specified investment" unless the final maturity date or date of return of such investment is on or before (x) the scheduled date for the purchase of such Notes, or (y) if no date has been scheduled for the purchase of such Notes, the next business day, or (z) if the Company has given notice that such Notes will not be purchased, the next applicable Special Distribution Date. Earnings on such investments in the escrow account for each Trust will be paid to the Company periodically, and the Company will be responsible for any losses. (Section 2.02(b))

         On the next Regular Distribution Date specified in the applicable Prospectus Supplement, the Company will pay to the Pass Through Trustee an amount equal to the interest that would have accrued on any Notes purchased after the date of the issuance of such Certificates from the date of the issuance of such Certificates to, but excluding, the date of the purchase of such Notes by the Pass Through Trustee. (Section 2.02(b))


SPECIAL DISTRIBUTION UPON UNAVAILABILITY OF PROPERTY

         To the extent, due to a casualty to, or other event causing the unavailability of, a Property, that the full amount of the proceeds from the sale of any Certificates held in the escrow account referred to above is not used to purchase Notes on or prior to the date specified in the applicable Prospectus Supplement, an amount equal to the unused proceeds will be distributed by the Pass Through Trustee of the related Trust to the Certificateholders of record of such Trust on a pro rata basis upon not less than 20 days' prior notice to them as a Special Distribution Date together with interest thereon at a rate equal to the rate applicable to such Certificates, but without premium, and the Company will pay to the Pass Through Trustee on such date an amount equal to such interest. (Section 2.02(b))


THE PASS THROUGH TRUSTEE


         Wilmington Trust Company will be the Pass Through Trustee for each series of Certificates and will be the Loan Trustee for each of the Indentures under which the Notes are issued.


         With certain exceptions, the Pass Through Trustee makes no representations as to the validity or sufficiency of the Basic Agreement, the Trust Supplements, the Certificates, the Notes, the Indentures, the Leases or other related documents. The Pass Through Trustee shall not be liable, with respect to any series of Certificates, for any action taken or omitted to be taken by it in good faith in accordance with the direction of the holders of a majority in interest of outstanding Certificates of such series issued under the Basic Agreement. Subject to such provisions, such Pass Through Trustee shall be under no obligation to exercise any of its rights or powers under the Basic Agreement at the request of any holders of Certificates issued thereunder unless they shall have offered to the Pass Through Trustee indemnity satisfactory to it. The Basic Agreement provides that the Pass Through Trustee in its individual or any other capacity may acquire and hold Certificates issued thereunder and, subject to certain conditions, may otherwise deal with the Company and any Owner Trustee with the same rights it would have if it were not the Pass Through Trustee. (Sections 7.02, 7.03 and 7.04)

         The Pass Through Trustee may resign with respect to any or all of the Trusts at any time, in which event the Company will be obligated to appoint a successor trustee for such Trust or Trusts. If the Pass Through Trustee ceases to be eligible to continue as Pass Through Trustee with respect to a Trust or becomes incapable of acting as Pass Through Trustee or becomes insolvent, the Company may remove such Pass Through Trustee, or any holder of the Certificates of such Trust for at least six months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of such Pass Through Trustee and the appointment of a successor trustee. Any resignation or removal of the Pass Through Trustee with respect to a Trust and appointment of a successor trustee for such Trust does not become effective until acceptance of the appointment by the successor trustee. (Section 7.08) Pursuant to such resignation and successor trustee provisions, it is possible that a different trustee could be appointed to act as the successor trustee with respect to each Trust. All references in this Prospectus to the Pass Through Trustee should be read to take into account the possibility that the Trusts could have different successor trustees in the event of such a resignation or removal.

         The Basic Agreement provides that the Company will pay the Pass Through Trustee's fees and expenses. (Section 7.06)


                            DESCRIPTION OF THE NOTES

         The statements made under this caption are summaries and reference is made to the entire Prospectus and the detailed information appearing in the applicable Prospectus Supplement. Such summaries relate to the Notes and Indenture relating to each Property in respect of which such Notes are to be issued except to the extent, if any, described in the applicable Prospectus Supplement. Where no distinction is made under this caption between the Leased Property Notes and the Owned Property Notes or between their respective Indentures, such statements refer to any Notes and any Indenture.


GENERAL

         All Notes issued under the same Indenture will relate to a single Property. The Notes with respect to each Property will be issued under a separate Indenture either (a) between the related Owner Trustee of a trust for the benefit of the Owner Participant who is the beneficial owner of such Property and the related Loan Trustee or (b) between the Company and the related Loan Trustee.


         With respect to each Leased Property, the related Owner Trustee has acquired or will acquire such Leased Property from the Company, has granted or will grant a mortgage in the properties comprising such Leased Property to the related Loan Trustee as security for the payments of the related Leased Property Notes, and has leased or will lease such Leased Property to the Company pursuant to the related Lease which has been or will be assigned to the related Loan Trustee. Pursuant to the Lease related to each Leased Property, the Company will be obligated to make or cause to be made rental and other payments to the related Loan Trustee on behalf of the related Owner Trustee in amounts that will be sufficient to make payments of the principal, interest and premium, if any, required to be made in respect of such Leased Property Notes when and as due and payable.


         The rental obligations of the Company under each Lease and the obligations of the Company under each Owned Property Indenture and under the Owned Property Notes will be the general obligations of the Company. Except in certain circumstances involving the Company's purchase of Leased Property and the assumption of the Leased Property Notes related thereto, the Leased Property Notes are not direct obligations of or guaranteed by the Company.


PRINCIPAL AND INTEREST PAYMENTS

         Interest paid on the Notes held in each Trust will be passed through to the Certificateholders of such Trust on the dates and at the rate per annum set forth in the applicable Prospectus Supplement until the final distribution for such Trust. Principal paid on the Notes held in each Trust will be passed through to the Certificateholders of such Trust in scheduled amounts on the dates set forth in the applicable Prospectus Supplement until the final distribution date for such Trust. See "Description of the Certificates - General."

         If any date scheduled for any payment of principal, premium, if any, or interest with respect to the Notes is not a business day, such payment will be made on the next succeeding business day without any additional interest.

SECURITY


         The Leased Property Notes will be secured by (i) an assignment by the related Owner Trustee to the related Loan Trustee of such Owner Trustee's rights (except for certain rights, including those described below) under the Lease with respect to each related Leased Property, including the right to receive payments of rent thereunder and (ii) a mortgage granted to such Loan Trustee of each such Leased Property, subject to the rights of the Company under each related Lease. Under the terms of each Lease, the Company's obligations in respect of the related Leased Property will be those of a lessee under a "net lease." Accordingly, the Company will be obligated, among other things and at its expense, to pay all costs and expenses of operating and maintaining the Leased Properties.



         The Owned Property Notes will be secured by a mortgage granted to the related Loan Trustee of certain of the Company's rights with respect to the related Owned Properties. Under the terms of each Owned Property Indenture, the Company will be obligated, among other things and at its expense, to pay all costs and expenses of operating and maintaining the related Owned Property.



         The Notes are not cross-collateralized and consequently the Notes issued in respect of any one Property will not be secured by any other Property or, in the case of Leased Property Notes, the Lease or Leases related thereto. Unless and until an Indenture Default with respect to a Leased Property has occurred and is continuing, the related Loan Trustee may not exercise any of the rights of the related Owner Trustee under the related Lease. With respect to each Leased Property, the assignment by the related Owner Trustee to the related Loan Trustee of its rights under the related Lease will exclude, among other things, rights of such Owner Trustee and the related Owner Participant relating to indemnification by the Company for certain matters, insurance proceeds payable to such Owner Trustee in its individual capacity and to such Owner Participant under liability insurance maintained by the Company pursuant to such Lease or by such Owner Trustee or such Owner Participant, insurance proceeds payable to such Owner Trustee in its individual capacity or to such Owner Participant under certain casualty insurance maintained by such Owner Trustee or such Owner Participant pursuant to such Lease and any rights of such Owner Participant or such Owner Trustee to enforce payment of the foregoing amounts and their respective rights to the proceeds of the foregoing.



         The Company will, at its expense, maintain or cause to be maintained insurance covering each Property with coverage limits and on terms and conditions as are specified in the applicable Prospectus Supplement.



         Funds, if any, held from time to time by the Loan Trustee with respect to any Property, including funds held as the result of an event of loss to such Property or, with respect to any Leased Property, termination of the Lease related thereto, will be invested and reinvested by such Loan Trustee. Such investment and reinvestment will be at the direction of the Company (except, with respect to a Leased Property, in the case of a Lease Event of Default under the related Lease or, with respect to an Owned Property, in the case of an Indenture Default under the related Indenture) in certain investments described in the related Indenture. The net amount of any loss resulting from any such investments will be paid by the Company.



CONSEQUENCES OF THE COMPANY'S BANKRUPTCY

         If the Company were to become a debtor in a liquidation or reorganization case under Title 11 of the United States Code (the "Bankruptcy Code"), the Company or its bankruptcy trustee could seek to reject any or all outstanding Leases. Rejection of any Lease would constitute a breach of such Lease and, as provided in applicable non-bankruptcy law, deprive the Company of the use of the related Leased Property. If any Lease were rejected, rental payments thereunder would terminate, thereby leaving the related Owner Trustee or Loan Trustee without regular rent payments and with a claim for damages to pay amounts due under the Leased Property Notes issued in respect of the related Leased Property. There can be no assurance that any such claim for damages would, if the bankruptcy court treated such Lease as a true lease and authorized its rejection, be sufficient to provide for the repayment of the Leased Property Notes issued under the Indenture related to such Lease. Under section 502(b)(6) of the Bankruptcy Code, a claim by a lessor for damages resulting from the rejection by a debtor of a lease of real property is limited to an amount equal to the rent reserved under the lease, without acceleration, for the greater of one year or 15 percent (but not more than three years) of the remaining term of the lease, plus rent already due but unpaid. Regardless of any limitation of damages pursuant to section 506(b)(6) of the Bankruptcy Code, the related Loan Trustee could also realize upon its lien on and security interest in the related Leased Property, which would not be affected by such rejection, to recover any additional unpaid amounts on the Leased Property Notes.


PAYMENTS AND LIMITATION OF LIABILITY


         Each Leased Property will be leased separately by the related Owner Trustee to the Company pursuant to the related Lease for a term commencing on the delivery date thereof to such Owner Trustee and expiring on a date not earlier than the latest maturity date of the related Leased Property Notes, unless previously terminated as permitted by the terms of the related Lease. The basic rent and other payments under each such Lease will be payable by the Company in accordance with the terms specified in the applicable Prospectus Supplement, and will be assigned by the related Owner Trustee under the related Indenture to provide the funds necessary to pay principal of, premium, if any, and interest due from such Owner Trustee on the Leased Property Notes issued under such Indenture. In certain cases, the basic rent payments under a Lease may be adjusted, but each Lease will provide that under no circumstances will rent payments by the Company with respect to any Leased Property be less than the scheduled payments on the related Leased Property Notes. The balance of any basic rent payment under any Lease, after payment of amounts due on the Leased Property Notes issued under the Indenture corresponding to such Lease, will be paid over to the applicable Owner Participant. The Company's obligation to pay rent and to cause other payments to be made under each Lease will be general obligations of the Company.


         With respect to the Leased Property Notes, except in certain circumstances involving the Company's purchase of a Leased Property and the assumption of the Leased Property Notes related thereto, the Leased Property Notes will not be obligations of, or guaranteed by, the Company. With respect to the Leased Property Notes, none of the Owner Trustees, the Owner Participants or the Loan Trustees shall be personally liable to any holder of such Leased Property Notes for amounts payable under such Leased Property Notes, or, except as provided in the Indentures relating thereto in the case of the Owner Trustees and the Loan Trustees, for any liability under such Indentures. Except in the circumstances referred to above, all amounts payable under any Leased Property Notes (other than payments made in connection with an optional redemption or purchase by the related Owner Trustee or the related Owner Participant) will be made only from the assets subject to the lien of the related Indenture with respect to such Leased Property or the income and proceeds received by the related Loan Trustee therefrom (including rent payable by the Company under the related Lease).


         With respect to the Leased Property Notes, except as otherwise provided in the related Indentures, no Owner Trustee shall be personally liable for any amount payable or for any statement, representation, warranty, agreement or obligation under such Indentures or under such Leased Property Notes except for its own willful misconduct or gross negligence. None of the Owner Participants shall have any duty or responsibility under the Leased Property Indentures or Leased Property Notes to the related Loan Trustee or to any holder of any such Leased Property Note.

         The Company's obligations under each Owned Property Indenture and under the Owned Property Notes will be general obligations of the Company.


DEFEASANCE OF THE INDENTURES AND THE NOTES IN CERTAIN CIRCUMSTANCES

         Unless otherwise specified in the applicable Prospectus Supplement, the applicable Indenture provides that the obligations of the related Loan Trustee and, with respect to any Leased Property Notes, the related Owner Trustee or, with respect to any Owned Property Notes, the Company under the applicable Indenture shall be deemed to have been discharged and paid in full (except for certain obligations, including the obligations to register the transfer or exchange of Notes, to replace stolen, lost, destroyed or mutilated Notes and to maintain paying agencies and hold money for payment in trust) on the 91st day after the date of irrevocable deposit with the related Loan Trustee of money or certain obligations of the Unites States or any agency or instrumentality thereof the payment of which is backed by the full faith and credit of the United States which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an aggregate amount sufficient to pay when due (including as a consequence of redemption in respect of which notice is given on or prior to the date of such deposit) principal of, premium, if any, and interest on all Notes issued thereunder in accordance with the terms of such Indenture. Such discharge may occur only if, among other things, there has been published by the Internal Revenue Service a ruling to the effect that holders of such Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same time as would have been the case if such deposit, defeasance and discharge had not occurred.

         Upon such defeasance, or upon payment in full of the principal of, premium, if any, and interest on all Notes issued under any Indenture on the maturity date therefor or deposit with the applicable Loan Trustee of money sufficient therefor no earlier than one year prior to the date of such maturity, the holders of such Notes will have no beneficial interest in or other rights with respect to the related Property or other assets subject to the lien of such Indenture and such lien shall terminate.


ASSUMPTION OF OBLIGATIONS BY THE COMPANY


         Unless otherwise specified in the applicable Prospectus Supplement with respect to any Leased Property, upon the exercise by the Company of any purchase options it may have under the related Lease prior to the end of the term of such Lease, the Company may assume on a full recourse basis all of the obligations of the Owner Trustee (other than its obligations in its individual capacity) under the Indenture with respect to such Leased Property, including the obligations to make payments in respect of the related Leased Property Notes. In such event, certain relevant provisions of the related Lease, including (among others) provisions relating to maintenance, possession and use of such Leased Property, liens, insurance and events of default will be incorporated into such Indenture, and the Leased Property Notes issued pursuant thereto will not be redeemed and will continue to be secured by such Leased Property.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES


         The following is a general discussion of the anticipated material United States federal income tax consequences of the purchase, ownership and disposition of the Certificates and should be read in conjunction with any additional discussion of federal income tax consequences included in the applicable Prospectus Supplement. The discussion is based on laws, regulations, rulings and decisions, all as in effect on the date of this Prospectus and all of which are subject to change or different interpretations, which may be retroactive. The discussion below does not purport to address all of the federal income tax consequences that may be applicable to all categories of investors, some of which (for example, banks, tax exempt organizations, insurance companies and foreign investors) may be subject to special rules.
The statements of law and legal conclusions set forth herein have been confirmed by the opinion of Kelley Drye & Warren, special counsel to the Company, as qualified therein and herein. Certain of the anticipated federal income tax consequences discussed herein are based on proposed Treasury Regulations, which are subject to change and are not binding authority until adopted as final or temporary regulations. As a result, definitive guidance cannot be provided regarding all of the federal income tax consequences to Certificate Owners or to the Trusts. In addition, there can be no assurance that the Internal Revenue Service ("IRS") or the courts would not take positions different from those discussed herein which would be materially adverse to investors. Investors should consult their own tax advisors in determining the federal, state, local, foreign and any other tax consequences to them of the purchase, ownership and disposition of the Certificates, including the advisability of making any election discussed below. The Trusts are not indemnified for any federal income taxes that may be imposed upon them, and the imposition of any such taxes could result in a reduction in the amounts available for distribution to the Certificate Owners of the affected Trust.



GENERAL


         Based upon an interpretation of analogous authorities under currently applicable law, the Trusts should not be classified as associations taxable as corporations, but, rather, should be classified as grantor trusts under Subpart E, Part I of Subchapter J of the Internal Revenue Code of 1986, as amended (the "Code"), and each Certificate Owner of each Trust should be treated as the owner of a pro rata undivided interest in each of the Notes or any other property held by such Trust.



         Section 7701(i) of the Code provides that "taxable mortgage pools" will be taxed as corporations notwithstanding other provisions of the Code. An entity will be treated as a taxable mortgage pool only if (i) substantially all of the entity's assets consist of debt obligations more than 50% of which consist of real estate mortgages; (ii) the entity is the obligor under debt obligations with two or more maturities; and (iii) under the terms of the debt obligations (or underlying arrangement) under which the entity is the obligor, payments on the debt obligations bear a relationship to payments on the debt obligations held by the entity. Proposed Treasury Regulations under Code section 7701(i) provide that for purposes of applying the taxable mortgage pool rules, ownership interests in entities that are classified as trusts under the "investment trust" rules of Treasury Regulation section 301.7701-4(c) will not be treated as debt obligations of such trusts. The Trusts herein are expected to qualify as such trusts, and the Proposed Regulations would confirm that the taxable mortgage pool rules do not apply to the Trusts.


         Each Certificate Owner should be required to report on its federal income tax return its pro rata share of the entire income from the Notes or any other property held by the related Trust, in accordance with such Certificate Owner's method of accounting. A Certificate Owner using the cash method of accounting must take into account its pro rata share of income as and when received (or deemed received) by the Pass Through Trustee. A Certificate Owner using an accrual method of accounting must take into account its pro rata share of income as it accrues or is received by the Pass Through Trustee, whichever is earlier.

         A purchaser of a Certificate should be treated as purchasing an interest in each Note and any other property in the related Trust at a price determined by allocating the purchase price paid for the Certificate among such Notes and other property in proportion to their fair market values at the time of purchase of the Certificate. Unless otherwise indicated in a Prospectus Supplement, it is believed that when all the Notes have been acquired by the related Trust the purchase price paid for a Certificate by an original purchaser of a Certificate should be allocated among the Notes in the related Trust in proportion to their respective principal amounts.



ORIGINAL ISSUE DISCOUNT


         The Notes may be issued with original issue discount ("OID"), which may require Certificate Owners to include such OID in gross income in advance of the receipt of the cash attributable to such income. The Prospectus Supplement will state whether any Notes to be held by the related Trust will be issued with OID. In general, a Note will be considered to be issued with OID (subject to a de minimis exception) to the extent the "stated redemption price at maturity" of such Note is greater than its "issue price." The stated redemption price at maturity of a debt instrument generally will equal all payments due under the debt instrument at any time, other than payments of "qualified stated interest," which is defined as interest payments calculated on the basis of a single fixed rate of interest that is actually and unconditionally payable at fixed, periodic intervals of one year or less over the entire term of the debt instrument. The issue price of the Notes will equal the price paid therefor by the related Trusts, which will equal the offering price at which the Certificates are sold to the public.

         The amount of OID to be included in income in any tax period with respect to a Note will be determined using a constant yield to maturity method. Any amounts included in income as OID will increase a Certificate Owner's adjusted tax basis with regard to its interest in the Note.



         Some Notes may be issued with maturity dates of not more than one year from the date of issue. The OID provisions of the Code do not generally apply to such short-term obligations; however, the Code provisions applicable to such short-term obligations may require taxpayers to include amounts in income prior to the receipt of cash. In general, section 1281 of the Code requires an accrual method taxpayer to include OID in income on a straight-line basis over the term of the obligation (or, if the holder so elects, on a constant interest basis). A Certificate Owner may elect to include in income "acquisition discount" rather than OID with respect to its interest in a Note constituting a short-term obligation. The amount of a Note's acquisition discount will equal the excess of its stated redemption price at maturity over the holder's basis in the Note, and would be included in income pursuant to the accrual rules discussed above. Once made, an election to utilize acquisition discount rather than OID would apply to all non-governmental debt obligations with a term of one year or less acquired by such Certificate Owner on or after the first day of the first taxable year to which the election applies, unless the IRS consents to a revocation of the election.



         The above discussion regarding OID is based on proposed Treasury Regulations promulgated under the OID provisions of the Code (the "Proposed OID Regulations"), as revised. Certificate Owners should be aware, however, that the IRS may further revise the Proposed OID Regulations, and that any such further revision could prescribe different tax treatment from that described herein.



         Subsequent purchasers of Certificates will be required to include OID in income, but the amount to be reported will depend on the amount paid for each such Certificate by the subsequent purchaser, as allocated to the Notes held by the related Trust. Section 1272(a)(7) of the Code provides that the amount of OID required to be reported on an interest in a Note may be reduced if the subsequent purchaser pays an "acquisition premium" for such interest.



SALES OF CERTIFICATES



         A Certificate Owner that sells a Certificate should thus recognize gain or loss equal to the difference between its adjusted tax basis in each asset held by the related Trust and the amount realized on the sale (except to the extent attributable to accrued interest, which should be taxable as ordinary income). The amount realized on the sale of a Certificate should be apportioned among the assets of the related Trust according to their relative fair market values. Subject to the market discount rules discussed below, any such gain or loss will be capital gain or loss if the asset was held as a capital asset and will be long-term capital gain or loss if the asset was held for more than one year. See "Certain Federal Income Tax Consequences - Market Discount." Net capital gain (the excess of net long-term capital gain over net short-term capital loss) of individuals is, under certain circumstances, taxed at lower rates than items of ordinary income.

MARKET DISCOUNT



         Purchasers of Certificates should be aware that the resale of such Certificates may be affected by the market discount provisions of the Code. In general, if any Certificate Owner's interest in a Note held by the related Trust is acquired at a "market discount" (i.e., subject to a de minimis exception, a price below the Note's stated redemption price at maturity or, in the case of an interest in a Note with OID, the issue price plus the original issue discount includible in the income of all prior holders of such Certificate with respect to that Note), the Certificate Owner should be subject to the market discount rules of sections 1276 to 1278 of the Code with regard to its interest in the Note.



         In the case of a sale or certain other dispositions of indebtedness subject to the market discount rules, section 1276 of the Code requires that gain, if any, from such sale or disposition be treated as ordinary income to the extent such gain represents market discount that has accrued during the period in which the indebtedness was held.



         In the case of a partial principal payment on indebtedness subject to the market discount rules, section 1276 of the Code requires that such payment be included in gross income as ordinary income to the extent such payment does not exceed the market discount that has accrued during the period such indebtedness was held. The amount of any accrued market discount later required to be included in income upon a disposition, or subsequent partial principal payment, will be reduced by the amount of accrued market discount previously included in income.



         Generally, market discount accrues under a straight line method, or, at the election of the taxpayer, a constant interest method. However, in the case of installment obligations the manner in which market discount is to be accrued has been left to Treasury Regulations not yet issued (unless a Prospectus Supplement indicates otherwise). Until such Treasury Regulations are issued, the explanatory Conference Committee Report to the Tax Reform Act of 1986 (the "Conference Report") indicates that holders of installment obligations with market discount may elect to accrue market discount either on the basis of a constant interest rate or as follows: the amount of market discount that is deemed to accrue is the amount of market discount that bears the same ratio to the total amount of remaining market discount that the amount of stated interest paid in the accrual period (or, if such obligation has OID, the OID for the period) bears to the total amount of stated interest remaining to be paid on the installment obligation as of the beginning of such period (or, if such obligation has OID, the total remaining OID at the beginning of the period).



         Under section 1277 of the Code, if in any taxable year interest paid or accrued on indebtedness incurred or continued to purchase or carry indebtedness subject to the market discount rules exceeds the interest currently includible in income with respect to such indebtedness, deduction of the excess interest must be deferred to the extent of the market discount allocable to the taxable year. The deferred portion of any interest expense will generally be deductible when such market discount is included in income upon the sale or other disposition (including repayment) of the indebtedness.



         Section 1278 of the Code allows a taxpayer to make an election to include market discount in gross income currently, through the use of either the straight-line inclusion method or the constant interest method. If such election is made, the rules of sections 1276 and 1277 (described above) will not apply to the taxpayer. Once made, such an election applies to all market discount debt instruments acquired by the taxpayer during or after the taxable year for which the election is made, and may not be revoked without the consent of the IRS. If an election is made to include market discount in income currently, the taxpayer's basis in such debt instrument is increased by the market discount thereon as it is includible in income.




PREMIUM

         A Certificate Owner should generally be considered to have acquired an interest in a Note at a premium to the extent the purchaser's tax basis allocable to such interest exceeds the remaining principal amount of the Note allocable to such interest. In such event, a Certificate Owner that holds a Certificate as a capital asset may elect under section 171 of the Code to amortize that premium as an offset to interest income with corresponding reductions in the Certificate Owner's tax basis in that Note. Generally, such amortization is on a constant yield basis. However, in the case of installment obligations, the Conference Report indicates a Congressional intent that amortization will be in accordance with the same rules that will apply to the accrual of market discount on installment obligations. See "Certain Federal Income Tax Consequences - Market Discount."



         It is not clear under the Code how amortizable bond premium should be treated when there is the possibility of early redemption or when the amount of the redemption premium is unknown. In addition, it is not clear how any unamortized bond premium remaining at the time of an early call should be treated under the Code. Because of the lack of certainty in this area, Certificate Owners should consult their own tax advisors as to the amount and treatment of any amortizable bond premium. If a Certificate Owner acquired a Certificate at a premium and elects to amortize such premium, and the IRS successfully challenged the amount of amortization claimed for a particular period, then such Certificate Owner would not be able to offset interest income on the Certificate for such period with the amount of such disallowed amortization.



INFORMATION REPORTING


         Information reports will be made by the Trustee to the IRS, and to Certificate Owners that are not exempt from the reporting requirements, annually or as otherwise required with respect to interest paid (or OID accrued, if any) on the Certificates.




BACKUP WITHHOLDING



         Payments made on the Certificates, and proceeds from the sale of the Certificates to or through certain brokers, may be subject to a "backup" withholding tax of 31% unless the Certificate Owner complies with certain reporting procedures or is exempt from such requirements under section 3406 of the Code. Any such withheld amounts are allowed as a credit against the Certificate Owner's federal income tax. Furthermore, certain penalties may be imposed by the IRS on a Certificate Owner who is required to supply information but who does not do so in the proper manner.



         THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR CERTIFICATE OWNER IN LIGHT OF ITS CIRCUMSTANCES AND INCOME TAX SITUATION. EACH CERTIFICATE OWNER SHOULD CONSULT ITS TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH CERTIFICATE OWNER OF THE OWNERSHIP AND DISPOSITION OF THE CERTIFICATES, INCLUDING THE PROPRIETY OF MAKING ANY ELECTION DESCRIBED ABOVE AND THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.




                             CERTAIN DELAWARE TAXES



         The Pass Through Trustee is a Delaware banking corporation with its principal trust office in Wilmington, Delaware. Richards Layton & Finger, counsel to the Pass Through Trustee, has advised the Company that, in its opinion, under currently applicable Delaware law, assuming that the Trusts will not be taxable as corporations, but, rather, will be classified as grantor trusts under subpart E, Part I of Subchapter J of the Code, (i) the Trusts will not be subject to any tax (including without limitation, net or gross income, tangible or intangible property, net worth, capital, franchise or doing business tax), fee or other governmental charge under the laws of the State of Delaware or any political subdivision thereof and (ii) Certificate Owners that are not residents of or otherwise subject to tax in the State of Delaware will not be subject to any tax (including, without limitation, net or gross income, tangible or intangible property, net worth, capital, franchise or doing business tax), fee or other governmental charge under the laws of the State of Delaware or any political subdivision thereof as a result of purchasing, holding (including receiving payments with respect to) or selling a Certificate. Neither the Trusts nor the Certificate Owners will be indemnified for any state or local taxes imposed on them, and the imposition of any such taxes on a Trust could result in a reduction in the amounts available for distribution to the Certificate Owners of such Trust. In general, should a Certificate Owner or a Trust be subject to any state or local tax which would not be imposed if the Pass Through Trustee were located in a different jurisdiction in the United States, the Pass Through Trustee will resign and a new Pass Through Trustee in such other jurisdiction will be appointed.


                              ERISA CONSIDERATIONS

         Unless otherwise indicated in the applicable Prospectus Supplement, the Certificates may, subject to certain legal restrictions, be purchased and held by an employee benefit plan (a "Plan") subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or an individual retirement account or an employee benefit plan subject to section 4975 of the Code. A fiduciary of a Plan must determine that the purchase and holding of a Certificate is consistent with its fiduciary duties under ERISA and does not result in a non- exempt prohibited transaction as defined in section 406 of ERISA or section 4975 of the Code. Employee benefit plans which are governmental plans (as defined in section 3(32) of ERISA) and certain church plans (as defined in section 3(33) of ERISA) are not subject to Title I of ERISA or section 4975 of the Code. The Certificates may, subject to certain legal restrictions, be purchased and held by such plans.


                              PLAN OF DISTRIBUTION

         The Certificates being offered hereby may be sold in any one or more of the following ways from time to time by Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co. and Salomon Brothers Inc (the "Distributors") acting as:
(i) agent or (ii) underwriters. In addition, the Certificates may be sold directly to purchasers.

         The distribution of the Certificates may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

         In the event the Distributors act as agent, any commission payable by the Company to the Distributors will be set forth, in the applicable Prospectus Supplement. Unless otherwise indicated in such Prospectus Supplement, any such Distributor will be acting on a best efforts basis for the period of its appointment. Any such Distributor may be deemed to be an underwriter, as that term is defined in the Securities Act, of the Certificates so offered and sold.

         If the Certificates are sold by means of an underwritten offering, the Company will execute an underwriting agreement with the Distributors, and the terms of the transaction, including commissions, discounts and any other compensation of the Distributors and dealers, if any, will be set forth in the Prospectus Supplement which will be used by the Distributors to make offers and sales of the Certificates in respect of which this Prospectus is delivered to the public. If Distributors are utilized in the sale of the Certificates in respect of which this Prospectus is delivered, the Certificates will be acquired by the Distributors for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the Distributors at the time of sale. The Certificates may be offered to the public either through underwriting syndicates represented by the Distributors or directly by the Distributors. If the Distributors are utilized in the sale of the Certificates, unless otherwise indicated in the Prospectus Supplement, the underwriting agreement will provide that the obligations of the Distributors are subject to certain conditions precedent and that the Distributors with respect to a sale of the Certificates will be obligated to purchase all such Certificates if any are purchased. The Company does not intend to apply for listing of the Certificates on a national securities exchange. If the Certificates are sold by means of an underwritten offering, the Distributors may make a market in the Certificates as permitted by applicable laws and regulations. No Distributor would be obligated, however, to make a market in the Certificates and any such market making could be discontinued at any time at the sole discretion of such Distributor. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Certificates.

         If a dealer is utilized in the sale of the Certificates in respect of which this Prospectus is delivered, such Certificates will be sold to the dealer as principal. The dealer may then resell such Certificates to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the Certificates so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

         Offers to purchase the Certificates may be solicited directly and the sale thereof may be made directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto.

         The Distributors may be entitled under relevant agreements to indemnification or contribution by the Company against certain liabilities, including liabilities under the Securities Act and may engage in transactions with, or perform services for, the Company and the Company's subsidiaries in the ordinary course of business.


                                 LEGAL MATTERS


         The validity of the Certificates offered hereby will be passed upon for the Company by Kelley Drye & Warren, a New York partnership including professional corporations, 101 Park Avenue, New York, New York 10178, and for any agents or underwriters by Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022. Unless otherwise indicated in the applicable Prospectus Supplement, both Kelley Drye & Warren and Shearman & Sterling will rely on the opinion of Richards Layton & Finger, counsel for Wilmington Trust Company, individually and as Pass Through Trustee for the Certificates of each Trust, as to certain matters relating to the authorization, execution and delivery of such Certificates by, and the valid and binding effect thereof on, such Pass Through Trustee.


                                    EXPERTS

         The consolidated financial statements of the Company incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Ernst & Young, independent auditors, for the periods indicated in their reports with respect thereto and have been incorporated by reference herein in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

                 The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All amounts are estimated except the Securities and Exchange Commission registration fee.


 SEC registration fee  . . . . . . . . . . . . . . . . . . . . . . . . .              $103,449

 Accounting fees and expenses  . . . . . . . . . . . . . . . . . . . . .               100,000
 Blue Sky fees and expenses  . . . . . . . . . . . . . . . . . . . . . .                20,000

 Legal fees and expenses . . . . . . . . . . . . . . . . . . . . . . . .               200,000

 Trustee's fees and expenses . . . . . . . . . . . . . . . . . . . . . .                20,000
 Printing and engraving expenses . . . . . . . . . . . . . . . . . . . .                60,000

 Rating agency fees  . . . . . . . . . . . . . . . . . . . . . . . . . .               250,000
                                                                                    ----------
                                             Total . . . . . . . . . . .            $  753,449
                                                                                    ==========





ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article VII of the Company's By-laws provides for indemnification of directors and officers to the full extent permissible under section 145 of the Delaware General Corporation Law (the "GCL"). Section 145 of the GCL generally grants corporations the power to indemnify their directors, officers, employees and agents of a corporation in accordance with the provisions thereof.

         The Company enters into indemnification agreements with each of its executive officers and directors. Each such Indemnification Agreement provides for indemnification of officers and directors of the Company to the greatest extent permitted by the GCL and additionally provides (i) that such persons shall be indemnified for amounts paid in settlement of derivative actions, (ii) for advances of investigation and litigation expenses subject to repayment if indemnification is disallowed, (iii) that indemnification is available unless the board of directors or independent legal counsel or the stockholders determine that the relevant standards of conduct were not satisfied, with the Company bearing the burden of providing same in any suit for indemnification, and (iv) for payment to such persons of expenses incurred in connection with the successful prosection of an action for indemnification, in whole or in part, of any amount not timely paid (generally within 30 days of demand) by the Company.

         The Company maintains a standard form of officers' and directors' liability insurance policy which provides coverage to the officers and directors of the Company for certain liabilities, including certain liabilities which may arise out of this Registration Statement.

         In accordance with section 102(a)(7) of the GCL, Article VII of the Company's Restated Certificate of Incorporation eliminates the personal liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director with certain limited exceptions set forth in section 102(a)(7) of the GCL.


         Reference is made to the form of Underwriting Agreement filed as
Exhibit 1 to this Registration Statement, which provides for indemnification of directors and officers of the Company by the Underwriters against certain liabilities.

ITEM 16.  EXHIBITS.


         EXHIBIT
         NUMBER                            DESCRIPTION
         --------                          -----------
         1                    -   Form of Underwriting Agreement.

         4.1*                 -   Form of Pass Through Trust Agreement between the Company and the Pass Through Trustee.

         4.2*                 -   Form of Pass Through Certificate (included in Exhibit 4.1).

         5.1                  -   Opinion of Kelley Drye & Warren, counsel for the Company.

         5.2                  -   Opinion of Richards Layton & Finger, counsel for the Pass Through Trustee.

         8                    -   Tax Opinion of Kelley Drye & Warren, counsel for the Company.

         12*                  -   Computation of Ratio of Earnings to Fixed Charges.

         23.1                 -   Consent of Ernst & Young.

         23.2                 -   Consent of Kelley Drye & Warren (included in Exhibits 5.1 and 8).

         23.3                 -   Consent of Richards Layton & Finger (included in Exhibit 5.2).

         24.1*                -   Power of Attorney.

         25                   -   Statement of Eligibility of Trustee on Form T-1 (Exhibit D thereto filed pursuant to
                                    Rule 202 of Regulation S-T).
- -------------------



* Previously filed.


ITEM 17.  UNDERTAKINGS.

                 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification for such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                 The undersigned registrant hereby undertakes:

                          (1) to file, during any period in which offers or
                 sales are being made, a post-effective amendment to this Registration Statement:

                              (a) to include any prospectus required by section
                          10(a)(3) of the Securities Act;

                              (b) to reflect in the prospectus any facts or
                          events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                              (c) to include any material information with
                          respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

                          (2) that, for the purpose of determining any
                 liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                          (3) to remove from registration by means of a
                 post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                 The undersigned registrant hereby undertakes that:

                          (1) For purposes of determining any liability under
                 the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                          (2) For the purpose of determining any liability
                 under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                 The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the Trustee to act under subsection (a) of section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

                                   SIGNATURES



                 Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah on the 25th day of January, 1994.




                                    SMITH'S FOOD & DRUG CENTERS, INC.


                                    By:  /s/Jeffrey P. Smith
                                         ----------------------------------
                                         Jeffrey P. Smith
                                         Chairman of the Board of Directors
                                           and Chief Executive Officer





        PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


                Signatures                                    Title                                Date
                ----------                                    -----                                ----
  /s/Jeffrey P. Smith*                      Chairman of the Board of Directors and           January 25, 1994
  ---------------------------------------   Chief Executive Officer (Principal
  Jeffrey P. Smith                          Executive Officer)


  /s/Richard D. Smith*                      President and Chief Operating Officer;           January 25, 1994
  ---------------------------------------   Director
  Richard D. Smith


  /s/Matthew G. Tezak*                      Senior Vice President and Chief                  January 25, 1994
  ---------------------------------------   Financial Officer (Principal Financial
  Matthew G. Tezak                          and Accounting Officer)



  /s/Robert D. Bolinder*                    Executive Vice President, Corporate              January 25, 1994
  ---------------------------------------   Planning and Development; Director
  Robert D. Bolinder

  /s/Kenneth A. White*                      Senior Vice President, Regional Manager,         January 25, 1994
  ---------------------------------------   California Region; Director
  Kenneth A. White

  /s/Rodney H. Brady*                       Director                                         January 25, 1994
  ---------------------------------------
  Rodney H. Brady

  /s/Allen P. Martindale*                   Director                                         January 25, 1994
  ---------------------------------------
  Allen P. Martindale
  /s/DeLonne Anderson*                      Director                                         January 25, 1994
  ---------------------------------------
  DeLonne Anderson

  /s/Alan R. Hoefer*                        Director                                         January 25, 1994
  ---------------------------------------
  Alan R. Hoefer

  /s/Duane Peters*                          Director                                         January 25, 1994
  ---------------------------------------
  Duane Peters
  /s/Ray V. Rose*                           Director                                         January 25, 1994
  ---------------------------------------
  Ray V. Rose

  /s/Fred L. Smith*                         Director                                         January 25, 1994
  ---------------------------------------
  Fred L. Smith
  /s/Sean D. Smith*                         Director                                         January 25, 1994
  ---------------------------------------
  Sean D. Smith

  /s/Douglas John Tigert*                   Director                                         January 25, 1994
  ---------------------------------------
  Douglas John Tigert

  *By/s/Michael C. Frei                                                                      January 25, 1994
     ------------------------------------
     Michael C. Frei,
     Attorney in Fact

                                 EXHIBIT INDEX


        Exhibit
        Number                                          Description                                                         Page No.
        --------                                        -----------                                                         --------
         1                    -   Form of Underwriting Agreement.

         4.1*                 -   Form of Pass Through Trust Agreement between the Company and the Pass Through Trustee.

         4.2*                 -   Form of Pass Through Certificate (included in Exhibit 4.1).

         5.1                  -   Opinion of Kelley Drye & Warren, counsel for the Company.

         5.2                  -   Opinion of Richards Layton & Finger, counsel for the Pass Through Trustee.

         8                    -   Tax Opinion of Kelley Drye & Warren, counsel for the Company.

         12*                  -   Computation of Ratio of Earnings to Fixed Charges.

         23.1                 -   Consent of Ernst & Young.

         23.2                 -   Consent of Kelley Drye & Warren (included in Exhibits 5.1 and 8).

         23.3                 -   Consent of Richards Layton & Finger (included in Exhibit 5.2).

         24.1*                -   Power of Attorney.

         25                   -   Statement of Eligibility of Trustee on Form T-1 (Exhibit D thereto filed pursuant to
                                    Rule 202 of Regulation S-T).

________________________________


*Previously filed.